Prudential Investments LLC

655 Broad Street, 17th Floor

Newark, New Jersey 07102

December 1, 2016

The Board of Trustees

Prudential Investment Portfolios 2

655 Broad Street, 17th Floor

Newark, New Jersey 07102

Re: Prudential Investment Portfolios 2

To the Board of Trustees:

Prudential Investments LLC has contractually agreed through February 28, 2018, for each of the funds listed below (each, a “Fund”), to reimburse and/or waive fees so that a Fund’s net annual operating expenses (exclusive of taxes, interest, brokerage commissions, distribution and/or service (12b-1) fees, extraordinary and certain other expenses) of each class of shares is limited to the percentage shown below of the applicable Fund's average daily net assets.

Fund Name	Total annual Fund operating expenses after Fee Waivers and/or Expense Reimbursements (as a % of average daily net assets)
Prudential QMA International Developed Markets Index Fund	0.30%
Prudential QMA Emerging Markets Equity Fund	1.20%

Very truly yours,

PRUDENTIAL INVESTMENTS LLC
By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title:	Executive Vice President